SCHEDULE 14A
                            (Rule 14a-101)
               INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]   Preliminary  Proxy  Statement     [ ]Confidential, For Use of the
                                           Commission Only (as permitted
                                           by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     Commission File No. 0-17895

                        MESABA HOLDINGS, INC.
           (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                       PRELIMINARY PROXY MATERIALS







                     MESABA HOLDINGS, INC.
                     7501 26th Avenue South
                 Minneapolis, Minnesota  55440



                         July __, 1997



Dear Shareholder:

          You are cordially invited to attend the Annual Meeting of Shareholders of Mesaba Holdings, Inc., to be held at the Marriott
Minneapolis City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, on Wednesday, August 20, 1997, at 2:30 p.m.

          At the meeting you will be asked to vote for the election of two Class Three directors, to approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 to 25,000,000 to approve an amendment to the Company's 1994 Stock Option Plan to increase the number of shares reserved for issuance under the plan from 500,000 shares to 800,000 shares, and to ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 1998.

          I encourage you to vote FOR each of the nominees for Class Three director, FOR the amendment to the Articles of Incorporation, FOR the amendment to the 1994 Stock Option Plan, and FOR ratification of the appointment of Arthur Andersen LLP. Whether or not you are able to attend the meeting in person, I also urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do attend the meeting in person, you may withdraw your proxy and vote personally on any matters properly brought before the meeting.


                                   Sincerely,


                                   /s/ Bryan K. Bedford
                                   -------------------------
                                   Bryan K. Bedford
                                   President and Chief Executive
                                   Officer

                  PRELIMINARY PROXY MATERIALS

                     MESABA HOLDINGS, INC.

   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - AUGUST 20, 1997

                      ____________________


     The Annual Meeting of Shareholders of Mesaba Holdings, Inc.
(the "Company") will be held at 2:30 p.m. on Wednesday, August 20, 1997 at the Marriott Minneapolis City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, for the following purposes:

     1. To elect two Class Three directors, each for a term of three years.

     2. To approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 to 25,000,000.

     3.   To approve an amendment to the Company's 1994
          Stock Option Plan to increase the number of shares reserved for issuance under the plan from 500,000 to 800,000.

     4. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 1998.

     5. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on July
1, 1997, are entitled to notice of and to vote at the meeting.

     Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and if you attend the meeting in person, your executed proxy will be returned to you upon request.

                         By Order of the Board of Directors


                         John S. Fredericksen, Secretary


Dated:  July __, 1997


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND
DATE THE PROXY CARD EXACTLY AS YOUR NAME(S) APPEAR(S) THEREON AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                  PRELIMINARY PROXY MATERIALS

                     MESABA HOLDINGS, INC.
                     7501 26th Avenue South
                  Minneapolis, Minnesota  55450
                          _____________

                          PROXY STATEMENT
                               FOR
                  ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD
                          AUGUST 20, 1997
                   ____________________________


                          INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mesaba
Holdings, Inc. (the "Company") for use at the Annual Meeting of
Shareholders to be held at the Marriott Minneapolis City Center
Hotel, 30 South Seventh Street, Minneapolis, Minnesota on Wednesday, August 20, 1997 at 2:30 p.m., and at any adjournment thereof.

     All shares represented by properly executed proxies received in time will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed proxies on which no specification has been made will be voted FOR the election of the nominees for director named herein, FOR the approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock, FOR the approval of the amendment to the Company's 1994 Stock Option Plan, and FOR ratification of the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the year ending March 31, 1998, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but not for purposes of calculating the vote with respect to such matter.

     Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Assistant Secretary of the Company; by executing a later-dated proxy; or by attending the meeting and giving oral notice to the Assistant Secretary of the Company.

     The Board of Directors of the Company has fixed the close of business on July 1, 1997 as the record date for determining the holders of Common Stock entitled to vote at the meeting. On that date, there were 12,796,546 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote at the meeting. The Notice of Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about July 17, 1997.

ELECTION OF DIRECTORS

NOMINATION AND CLASSIFICATION

     The Company's Board of Directors is divided into three separate classes. The terms of the Class Three directors expire at the meeting and the Board of Directors has nominated two persons to serve as Class Three directors. Each Class Three director will be elected to serve until the annual meeting of shareholders to be held in 2000 and until a successor is elected and qualified. The terms of the Class One and Class Two directors expire in 1998 and 1999, respectively. Each of the Company's directors also serves as a director of the Company's wholly owned subsidiary, Mesaba Aviation, Inc. ("Mesaba Aviation"). All nominees have agreed to stand for election at the meeting.

     All proxies will be voted in favor of the two nominees, unless a contrary choice is specified on the proxy. If, prior to the annual meeting, the Board of Directors learns that any nominee will be unable to serve by reason of death, incapacity, or other unexpected occurrence, the proxies which would have otherwise been voted for such nominee will be voted for a substitute nominee, if any, selected by the Board. The election of each nominee for director requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting.

INFORMATION ABOUT NOMINEES

     The names of the nominees, their principal occupations, and certain other information regarding the nominees set forth below is based upon information furnished to the Company by the respective nominees.

     CHRISTOPHER E. CLOUSER, age 45, a Class Three director, was elected a director of the Company in August 1995. Mr. Clouser has served as Senior Vice President, Administration at Northwest Airlines, Inc. since September 1996. Mr. Clouser is also a director of Delta Beverage Group, Inc., Mintertainment, Inc., Epilepsy Foundation of America, Children's Heartlink, the Minneapolis Chamber of Commerce, CRP Sports, Inc. the managing partner of the Minnesota Twins Baseball Club, Piper Jaffray, Inc., and Marquette Bancshares. From July 1993 to September 1996, he served as Senior Vice President, Communications, Advertising & Human Resources of Northwest. He joined Northwest in April 1991 as Senior Vice President, Corporate Communications and Advertising. From 1988 to 1991. Mr. Clouser was Vice President, Corporate Relations and Advertising for Bell Atlantic Corporation. Mr. Clouser has previously held officer positions at Hallmark Cards Inc., M.S. Sprint Corp. and United Telecommunications, Inc.

     ROBERT C. POHLAD, age 43, a Class Three director, was elected a director of the Company in September 1995. Mr. Pohlad has served as President of Pohlad Companies since 1987. Currently he is also Chief Executive Officer and director of Delta Beverage Group, Inc., and a director of Dougherty Financial Group, Inc., Grow Biz International, Inc., North Central Life Insurance Company and Champion Glove Manufacturing Company.

INFORMATION ABOUT CONTINUING DIRECTORS

     The following information regarding the directors of the Company whose terms do not expire at the meeting is based upon information furnished to the Company by the respective directors.

     BRYAN K. BEDFORD, age 35, a Class One director, was elected a director of the Company in September 1995. Mr. Bedford has been President and Chief Executive Officer of the Company since August 1995. Mr. Bedford was President and Chief Executive Officer of Business Express, Inc. from February 1994 to August 1995. He served as Executive Vice President and Chief Financial Officer of Phoenix Airline Services, Inc. from July 1992 to January 1994, and as Vice President and Chief Financial Officer of WestAir Holding, Inc. from January 1990 to July 1992. From June 1988 to January 1990, Mr. Bedford was Vice President of Finance of Aspen Airways, Inc.

     DONALD E. BENSON, age 67, a Class Two director, was elected a director of the Company in June 1995. Mr. Benson has served as Executive Vice President of Marquette Bancshares, Inc. since January 1993 and with predecessor organizations since 1968. He also served as President of MEI Corporation from 1977 to 1986 and

President of MEI Diversified Inc. from 1986 to 1994. Mr. Benson is also a director of Mass Mutual Corporate Investors, Mass Mutual Participation Investors, Champion Air, and a director and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club. He also currently serves as Chairman of Health Systems Minnesota.

     RICHARD B. HIRST, age 53, a Class Two director, was elected a director of the Company in August 1995. Mr. Hirst has been Senior Vice President, Corporate Affairs at Northwest Airlines Corporation and Northwest Airlines, Inc. since July 1994. From 1990 to 1994, Mr. Hirst was Senior Vice President, General Counsel of Northwest Airlines, Inc. From 1986 to 1990, Mr. Hirst was Vice President, General Counsel and Secretary at Continental Airlines.

     CARL R. POHLAD, age 81, a Class Two director, was elected a director of the Company in February 1995. Mr. Pohlad has been President and a director of Marquette Bancshares, Inc. since 1993. Prior to 1993, Mr. Pohlad served as President and Chief Executive Officer of Marquette Bank Minneapolis and Bank Shares Incorporated. Mr. Pohlad was Chairman of the Board of MEI Corporation from 1972 to 1986, and Chairman of the Board of MEI Diversified Inc. from 1986 to 1994. Mr. Pohlad is also an owner, director and the President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club, and is a director of Genmar Holdings, Inc.

     DONALD A. WASHBURN, age 52, a Class One director, was elected a director of the Company in August 1995. Mr. Washburn has been Executive Vice President of Customer Service and Operations of Northwest Airlines, Inc. since July 1994. From July 1993 to July 1994, Mr. Washburn was Senior Vice President of Customer Service at Northwest Airlines, Inc. From March 1992 to July 1993, he served as Sr. Vice President and from August 1990 to March 1992, as Senior Vice President of Product Development at Northwest Airlines, Inc. From 1980 to August, 1990, Mr. Washburn held various executive positions with Marriott Corporation, most recently as Executive Vice President and General Manager of Marriott Corporation's Courtyard Division.

     RAYMOND W. ZEHR, JR., age 50, a Class One director, was elected a director of the Company in June 1995. Mr. Zehr has served as Vice President of Pohlad Companies since 1987, and in various other capacities in Pohlad Companies since 1971. He is also a director of Dougherty Financial Group, Inc., Chief Investment Manager of CRP Holdings, LLC, and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club. Prior to December 31, 1993, Mr. Zehr also served as a director and/or officer of various bank holding companies affiliated with the Pohlad family.

COMMITTEES

     The Board of Directors has established Executive, Audit, Compensation, Nominating and Affiliated Transactions Committees. The current members of the Executive Committee were appointed on October 25, 1995 and the current members of each of the other committees were appointed on September 7, 1995. The members of the Executive Committee are Bryan K. Bedford, Richard B. Hirst and Carl R. Pohlad. The Executive Committee is delegated the full and complete powers of the Board of Directors to act in place of the full Board during all periods between regularly scheduled meetings of the Board and at any other time at which a meeting of the full Board is not practicable for any reason.

     The members of the Audit Committee are Robert C. Pohlad,
Donald A. Washburn and Raymond W. Zehr, Jr. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedures.

     The members of the Compensation Committee are Donald E. Benson, Christopher E. Clouser and Raymond W. Zehr, Jr. The Compensation Committee is authorized by the Board of Directors to establish general levels of compensation for all employees of the Company, to set the annual salary of each of the executive officers of the Company, to grant options and to otherwise administer the Company's stock option plans, and to review and approve compensation and benefit plans of the Company. The Compensation Committee consists exclusively of non-employee directors.

     The members of the Nominating Committee are Bryan K. Bedford, Richard B. Hirst and Carl R. Pohlad. The Nominating Committee is authorized by the Board of Directors to recommend the structure and makeup of the Board of Directors and recommends the nomination of members to the Board of Directors to fill vacancies or for election by the shareholders of the Company. Pursuant to the Company's Bylaws, the Nominating Committee will consider nominees proposed by shareholders in accordance with the procedures outlined in the Bylaws.

     The members of the Affiliated Transactions Committee are Donald E. Benson, Robert C. Pohlad and Raymond W. Zehr, Jr. The Affiliated Transactions Committee is authorized by the Board of Directors to make recommendations to the Board of Directors on any actions relating to Northwest Airlines, Inc. or its affiliates.

     During the fiscal year ended March 31, 1997, the Board of Directors held three meetings, the Executive Committee held four meetings, the Compensation Committee held one meeting, the Audit Committee held one meeting, and the Affiliated Transactions Committee held one meetings. Each of the directors attended at least 75% of the meetings of the Board and each committee of which he was a member held during the period of his Board membership in the fiscal year ended March 31, 1997.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive a fee of $1,500 per quarter and are reimbursed for out-of-pocket expenses incurred in performing their duties as directors, except for the Northwest Airlines, Inc. designees, Messrs. Clouser, Hirst and Washburn, who do not receive director's fees. Mr. Carl R. Pohlad received $90,000 as compensation for serving as Chairman of the Board during the fiscal year ended March 31, 1997. Messrs. Benson, Robert
C. Pohlad, and Zehr were each automatically granted options to purchase 6,000 shares of the Company's Common Stock under the 1996 Director Stock Option Plan on November 6, 1996. The options have a term of six years and become fully exercisable on the first anniversary of the date of grant at price per share of $11.375, the fair market value of the stock on the date of grant. Messrs. Clouser, Hirst and Washburn have waived their rights to receive options under the 1996 Director Stock Option Plan.


  APPROVAL OF AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION
           TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK


     By action taken effective July 1, 1997, the Board of Directors adopted the following resolution, which would increase the authorized Common Stock of the Company to 25,000,000 shares, $.01 par value, from the 15,000,000 shares currently authorized, subject to approval by the shareholders.

     RESOLVED, that Section 3.01 of Article III of the Amended and Restated Articles of Incorporation of Mesaba Holdings, Inc.
shall be amended in its entirety to read as follows:

        3.01 The aggregate number of shares of Common Stock which this corporation shall have the authority to issue is twenty five million (25,000,000) shares of Common Stock each with $.01 par value. Such shares shall be designated as this corporation's "Common Stock."

     A proposal to approve the amendment will be presented to shareholders at the annual meeting. Approval of the amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting.

     As of June 30, 1997, 12,796,546 shares of Common Stock were issued and outstanding, and 1,817,000 shares of Common Stock were reserved for issuance upon exercise of stock options and warrants.
In addition, the Company has committed to issue a warrant to Northwest Airlines for the purchase of 880,000 shares of Common
Stock, subject to shareholder approval of the amendment increasing the Company's authorized Common Stock. See "Certain Transactions" below. Unless the amendment is approved by shareholders, the Company will have an insufficient number of shares of Common Stock authorized for issuance. Other than the warrant to be issued to Northwest Airlines, the Company has no intention or commitment to issue any additional shares as of the date of this Proxy Statement. The Board believes, however, that it is desirable to have the additional shares available for possible future financing or acquisition transactions, stock splits, recapitalizations, and other general corporate purposes. The Board believes that the availability of such shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of holding a shareholders' meeting. Under Minnesota law, the Company may issue shares of Common Stock in such amounts, at such times, for such consideration, and on such terms and conditions as the Board of Directors deems advisable.

     The additional authorized shares of Common Stock would be available for issuance by the Board without further shareholder authorization, except as may be required by law or by the rules of the Nasdaq Stock Market or any other quotation system or stock exchange on which the Common Stock may then be listed. The shareholders of the Company do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Company's securities. There are at present no specific understandings, arrangements or agreements with respect to any transactions that would require the Company to issue any new shares of its Common Stock, other than the warrant to be issued to Northwest Airlines.

     Although not intended as an anti-takeover device, issuing additional shares of Common Stock could impede a non-negotiated acquisition of the Company by diluting the ownership interests of a substantial shareholder, increasing the total amount of consideration necessary for a person to obtain control of the Company or increasing the voting power of friendly third parties.


               AMENDMENT TO THE 1994 STOCK OPTION PLAN

     On July 7, 1997, the Board of Directors amended the Company's 1994 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock reserved for issuance pursuant to the Plan from 500,000 to 800,000. A proposal to approve the amendment will be presented to shareholders at the annual meeting. Approval of the amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. The purpose of the Plan is to strengthen the Company's ability to attract and retain key employees and to furnish additional incentives to such persons by encouraging them to become owners of Common Stock.
Officers and other employees of the Company will benefit from ratification of the amendment to the extent that they are eligible to receive options under the Plan. The executive officers named in the Summary Compensation Table have been granted options under the Plan in the following amounts: Bryan K. Bedford, 75,000 shares; F.
Darrell Richardson, 95,000 shares; and John S. Fredericksen, 15,000 shares.

     Copies of the Plan are available for examination at the corporate headquarters of the Company in Minneapolis, Minnesota, and will be mailed at no charge to any shareholder who requests a copy. A copy of the Plan will also be available for examination at the meeting.

     Of the 500,000 shares reserved by the Company for grant pursuant to the Plan, 350,000 were subject to options as of June 30, 1997, leaving 150,000 shares available for future option grants. There are no options available for grant to the Company's employees under any other plan. Because few additional options to purchase shares may be granted under the Plan, the Board of Directors recommends amending the Plan to increase the shares available for issuance pursuant to the Plan.

     The Plan is administered by the Compensation Committee of the Board of Directors, which consists exclusively of non- employee directors. The Compensation Committee has the authority to grant options, determine the terms of options, select the employees to whom options are granted, promulgate rules relating to the Plan and to take other actions necessary or advisable for the administration of the Plan. Under the Plan, options may be granted at not less than 100% (110% in the case of incentive stock options granted to shareholders owning 10% or more of the Company's Common Stock) of the fair market value of the Company's Common Stock on the date of grant. Options may be granted under the Plan no later than May 19, 2004, the Plan's termination date. Options granted under the Plan may not exceed 10 years in duration (five years for 10% or more shareholders). Only key employees, as defined in the Plan, are eligible to receive options. Options may not be transferred except by will or the laws of descent and distribution and must be exercised, if at all, within three months after termination of employment for any reason other than death or disability, and within six months after termination of employment due to death or disability.

     The closing price per share of the Company's Common Stock on June 30, 1997 as reported on the Nasdaq National Market, was
$14-3/4.

     Under the Plan, stock options may be issued (1) as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (2) as non-statutory stock options that do not qualify as incentive stock options, or (3) a combination of both. There is no taxable income to a participant as a result of the grant of an incentive stock option or the exercise of an incentive stock option if the participant does not dispose of the acquired stock for certain time periods. However, the difference between the fair market value of the shares under the option at the time of exercise and the option price will generate a tax preference item that could result in an alternative minimum tax liability for the employee. Upon sale of the shares, the difference between the sale price and the option price will generally be taxable income.
The Company is not entitled to a federal income tax deduction upon the grant or exercise of incentive stock options. Generally, there is no taxable income to a participant as a result of the grant of a non- statutory stock option. However, upon exercise, the participant will realize taxable income equal to the difference between the fair market value of the stock at the time of exercise and the option price. The Company is not entitled to a tax deduction upon the grant of a non-statutory stock option, but is entitled to a tax deduction equal to the participant's taxable income realized upon the exercise of the stock option. The foregoing statements are based on current federal income tax laws and regulations and are subject to changes in such tax laws and regulations, or interpretations thereof.

                     COMPANY STOCK PERFORMANCE

     The following graph provides a five-year comparison of the total cumulative returns for the Company's Common Stock, the CRSP Index for the Nasdaq Stock Market (U.S. companies), and the CRSP Index for air carriers traded on the Nasdaq Stock Market. The CRSP Indexes are prepared by the Center for Research in Security Prices of the University of Chicago. The total cumulative return for each period is based on the investment of $100 on March 31, 1992, assuming compounded daily returns and the reinvestment of all dividends.


              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                                LEGEND


CRSP Total Returns Index for:      03/31/92  03/31/93  03/31/94  03/31/95  03/29/96  03/31/97
---------------------------------  --------  --------  --------  --------  --------  --------
Mesaba Holdings, Inc.                100.0     100.0     101.2      92.8     297.4     307.3
Nasdaq Stock Index                   100.0     115.0     124.1     138.0     187.4     208.3
Air Carrier Index                    100.0     165.9     155.7     166.4     303.9     214.7


                      SECURITY OWNERSHIP OF CERTAIN
                     BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of the Company's Common Stock as of June 30, 1997, by (i) each person known to the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown. For the purposes of this proxy statement, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes any shares as to which the person has sole or shared investment power and any shares which the person has the right to acquire within 60 days of June 30, 1997, through the exercise of any stock option or other right.

Name and address                    Number           Percentage
of beneficial owner                of shares           owned
-----------------------------     --------------    ------------

Northwest Aircraft Inc. (1)        3,976,409 (1)       30.6%
Minneapolis-Saint Paul
  International Airport
Saint Paul, Minnesota  55411

Carl R. Pohlad                     1,383,310 (2)       10.8%
Pohlad Companies
60 South Sixth Street, Suite 3800
Minneapolis, Minnesota  55402

Bryan K. Bedford                     193,250 (3)        1.5%

Raymond W. Zehr, Jr.                  74,000 (4)          *

John S. Fredericksen                  35,000 (5)          *

Donald E. Benson                      27,500 (6)          *

Richard B. Hirst                      20,000              *

Robert C. Pohlad                       4,000 (7)          *

Christopher E. Clouser                     0              -

Donald A. Washburn                         0              -

All directors and executive        1,686,060 (8)       12.9%
 officers as a group (10 persons)
__________________________________
*  Less than 1%.

(1) An indirect subsidiary of Northwest Airlines Corporation. Includes 205,000 shares representing the portion of a warrant exercisable within 60 days. See "Certain Transactions."
(2) Includes 4,000 shares which may be purchased pursuant to director stock options exercisable within 60 days.
(3) Includes 181,250 shares which may be purchased pursuant to stock options exercisable within 60 days.
(4) Consists of 70,000 shares which may be purchased pursuant to an option issued by Carl R. Pohlad to Mr. Zehr and 4,000 shares which may be purchased pursuant to a director stock option exercisable within 60 days.
(5) Includes 30,000 shares which may be purchased pursuant to stock options exercisable within 60 days.
(6) Includes 3,500 shares held in trust and 4,000 shares which may be purchased pursuant to a director stock option exercisable within 60 days.
(7) Consists of 4,000 shares which may be purchased pursuant to a director stock option exercisable within 60 days.
(8) Includes shares which are owned indirectly and shares which may be issued pursuant to stock options exercisable within 60 days. See notes 2, 3, 4, 5, 6 and 7 above.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Initial reports are required to be filed within 10 days of an individual becoming a director, executive officer or owner of 10% or more of the Company's Common Stock. Reports of changes in ownership are required to be filed within the first 10 days of the month succeeding the month in which a change occurs. To the Company's knowledge, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners required through the end of the Company's fiscal year ended March 31, 1997 were completed.

               COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table discloses the annual and long-term compensation received in each of the last three fiscal years by (i) all persons serving in the capacity of Chief Executive Officer during the last fiscal year, (ii) by its executive officers serving at the end of the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year, and (iii) by any executive officer who resigned during the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year.

                                                                      Long-term
                                                                     Compensation
                                            Annual Compensation         Awards
                                         --------------------------  -----------
                                                                      Securities
                                Fiscal                 Incentive      Underlying   All Other
Name and Principal Position      Year     Salary    Compensation(1)   Options/#   Compensation
---------------------          --------  ---------  ---------------  -----------  -------------
Bryan K. Bedford                1997     $250,263    $ 135,000          75,000      $81,026 (2)
President and Chief Executive   1996      153,900      200,000         325,000            0
Officer of the Comapnay and     1995
Mesaba Aviation

F. Darrell Richardson           1997     $125,000     $ 62,500          20,000      $     0
Vice President, Operations      1996       65,078       35,000          75,000            0
of Mesaba Aviation              1995

John S. Fredericksen            1997     $125,000     $ 62,500          15,000      $ 1,672 (3)
Vice President, Administration, 1996      104,866       25,000               0        1,030 (3)
General Counsel and             1995       92,146       50,000               0          906 (3)
Secretary of the Company and
Mesaba Aviation

____________________

(1) Incentive compensation for services rendered has been included as compensation for the year earned even though a portion of such compensation was actually paid in the following year. Incentive compensation is based upon the achievement by the Company of certain profitability and operational goals as described under "Compensation Committee Report on Executive Compensation."

(2) Consists of moving expenses and matching contributions made by the Company on behalf of such executive officer pursuant to the Company's 401(k) Retirement Savings Plan.

(3) Consists of matching contributions made by the Company on behalf of such executive officer pursuant to the Company's
     401(k) Retirement Savings Plan.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to stock options granted during the fiscal year ended
March 31, 1997.

                                               Individual Grants
                       -------------------------------------------------------
                        Number of                                               Potential Realizable Value
                       Securities  Percent of Total                             at Assumed Annual Rates of
                       Underlying  Options Granted                               Stock Price Appreciation
                        Options     to Employees        Exercise    Expiration      for Option Term(2)
        Name           Granted(1)  in Fiscal Year      Price($/sh)     Date          5%            10%
---------------------  ----------  ----------------    -----------  ----------  ------------  ------------
Bryan K. Bedford         75,000         24.6%             $12.00     5/22/02      $306,086      $694,405
F. Darrell Richardson    20,000          6.6               12.00     5/22/02        81,263       185,175
John S. Fredericksen     15,000          4.9               12.00     5/22/02        61,217       138,881

____________________
(1)  Represents options granted under the Company's 1986 or 1994
     Stock Option Plan.

(2) These amounts are based on the assumed rates of appreciation as suggested by the rules of the Securities and Exchange Commission and do not represent a prediction by the Company of future stock prices. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock. The closing price per share of the Company's Common Stock on July 1, 1997, as quoted on the Nasdaq National Market, was $14-7/8.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES

     The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to the exercise of stock options during the fiscal year ended March 31, 1997 and the value of unexercised stock options held at the end of such fiscal year.

                                                     Number of Securities
                                                           Underlying              Value of Unexercised
                          Shares                     Unexercised Options at       In-the-Money Options at
                         Acquired       Value            March 31, 1997             March 31, 1997(2)
Name                   on Exercise  Realized(1)(2)  Exercisable  Unexercisable  Exercisable  Unexercisable
---------------------  -----------  --------------  -----------  -------------  -----------  -------------
Bryan K. Bedford            -             -            81,250       318,750       $314,844     $1,235,156
F. Darrell Richardson       -             -            15,000        80,000         67,500        270,000
John S. Fredericksen     10,000        $56,250         42,500        15,000        243,750              0

____________________
(1) The exercise price of options granted under the Company's option plans may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. In addition, the exercise price of options granted under the plans may be paid pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(2) Value is calculated as the excess of the market value of the Common Stock at the date of exercise or March 31, 1997, as the case may be, over the exercise price. The closing price per share of the Company's Common Stock on March 31, 1997, as quoted on the Nasdaq National Market, was $11-5/8.

OPTION REPRICING

     The following table sets forth information with respect to the repricing of any options held by any executive officer during the last 10 completed fiscal years. In August 1995, the exercise price of all outstanding options was reduced by $2.00 per share, to compensate for a reduction of approximately $2.00 per share in the book value of the Company's Common Stock resulting from the spinoff of Airways Corporation. No other changes were made to the options. See "Compensation Committee Report on Executive Compensation and Repricing of Options" below.

                                                                                    Length of
                               Number of                                             original
                               securities   Market price    Exercise               option term
                               underlying   of stock at     price at               remaining at
                                 options      time of       time of        New       date of
                               repriced or  repricing or  repricing or  excersise  repricing or
Name                   Date      amended      amendment     amendment     price      amendment
--------------------  -------  -----------  ------------  ------------  ---------  ------------
Bryan K. Bedford      8/29/95     325,000       $12.50*        $9.75        $7.75     6/19/01

John S. Fredericksen  8/29/95      35,000        12.50*         8.00         6.00     7/27/98
                      8/29/95      12,000        12.50*         9.50         7.50     6/23/99
                      8/29/95       5,500        12.50*         9.50         7.50     8/05/99

_______________________
*On September 8, 1995, the first trading day after the spinoff of Airways Corporation, the closing price of the Company's Common
Stock was $6.25.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Board of Directors was an officer, former officer or employee of the Company or its subsidiary during the fiscal year ended March 31, 1997. No executive officer of the Company served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors during the fiscal year ended March 31, 1997.

                      CERTAIN TRANSACTIONS

     Northwest Aircraft Inc. ("Northwest Aircraft"), an indirect subsidiary of Northwest Airlines Corporation, is the beneficial owner of more than 5% of the Company's outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Mesaba Aviation, the Company's wholly owned subsidiary, and Northwest Airlines, Inc. ("Northwest"), an indirect subsidiary of Northwest Airlines Corporation, are parties to an Airline Services Agreement, dated as of September 15, 1988, which has been amended as of April 1, 1992 and January 1, 1996 (the "Airlink Agreement"). As amended, the Airlink Agreement provides exclusive rights to designated service areas and support in acquiring new aircraft and equipment. Under the Airlink Agreement, substantially all of Mesaba Aviation's revenues are collected by Northwest and remitted to Mesaba Aviation semi-monthly, based on traffic reports. Mesaba Aviation's flights appear in Northwest's timetables and Mesaba Aviation receives ticketing and certain check-in, baggage and freight-handling services from Northwest at certain airports. Mesaba Aviation also benefits from its relationship with Northwest through advertising and marketing programs. In addition, Mesaba Aviation receives its computerized reservations services from Northwest. The Airlink Agreement extends through March 31, 1997, and continues indefinitely thereafter, subject to termination by either party on eight months' notice given at any time after July 31, 1996.

     On June 4, 1997, the Company and Northwest announced that they had entered into a memorandum of understanding (the "MOU") regarding a long-term contract to replace the Airlink Agreement. The terms of the MOU are expected to be incorporated into a final
Airline Services Agreement having a 10-year term. The MOU expands Mesaba Aviation's existing route structure by making Mesaba Aviation the exclusive provider of Airlink service for Northwest's Minneapolis/St. Paul hub beginning August 1, 1997. The MOU continues the revenue calculation methods of the existing Airline Services Agreement, which is based on Mesaba Aviation's available seat miles and the number of revenue passengers enplaned. As consideration for the additional routes, the Company will issue Northwest a warrant to purchase 880,000 shares of the Company's Common Stock at an exercise price of $14.125 per share.

     The Company, Mesaba Aviation and Northwest entered into an agreement, dated October 25, 1996 (the "Jetlink Agreement"), under which Mesaba Aviation will operate 12 RJ85 regional jets for Northwest. The aircraft, which will be configured in a 69 seat, two class cabin, will be leased or subleased by Mesaba Aviation from Northwest. Deliveries of the jet aircraft began in April 1997, at a rate of approximately one aircraft per month. The aircraft will be operated as Northwest Jetlink from the Minneapolis/St. Paul and Detroit hubs according to routes and schedules determined by Northwest. All flights will be designated as Northwest flights using Northwest's designator code.

     Under the Jetlink Agreement, Mesaba Aviation will be responsible for providing all flight and cabin crews, dispatch control, aircraft maintenance and repair services and hull and passenger liability insurance. Northwest will provide passenger and gate check-in, aircraft loading and unloading, ticketing, ramp services and fuel and fueling services, or will compensate Mesaba Aviation for providing such services.

     As consideration for entering into the Jetlink Agreement, the Company issued a warrant to Northwest on October 25, 1996, for the purchase of 615,000 shares of the Company's Common Stock at an initial exercise price of $10.875 per share, the closing price of such stock on the NASDAQ National Market System on the date the warrant was issued. The warrant will become exercisable in installments cumulatively with respect to 1/12th of the shares on each date on which the first 12 aircraft enter service under the Jetlink Agreement. The warrant expires at 5:00 p.m. Minneapolis time, on October 25, 2006.

     The Jetlink Agreement continues in effect until October 25, 2006, unless terminated earlier in accordance with its provisions. The Jetlink Agreement may be terminated immediately by Mesaba Aviation or Northwest in the event that the other party is the subject of a bankruptcy proceeding or is divested of a substantial part of its assets. In the event of a breach of a nonmonetary provision of the Jetlink Agreement which remains uncured for a period of more than 30 days after receipt of written notification of such default, or the breach of a monetary provision which remains uncured for a period of more than 10 days after receipt of written notification of such default, the nondefaulting party may terminate the agreement. Northwest may terminate the Jetlink Agreement as of the sixth anniversary of the effective date of the first jet aircraft lease if Northwest gives a termination notice to Mesaba Aviation not less than 180 days nor more than 365 days prior to such sixth anniversary. Northwest may also terminate the Jetlink Agreement in the event of certain lease and other performance defaults, change in control events, revocation or failure to obtain DOT certification, or failure to elect a chief executive officer of the Company and Mesaba Aviation reasonably acceptable to Northwest.


    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
                    AND REPRICING OF OPTIONS

     The Compensation Committee consists of three independent, non-employee directors appointed by the Board of Directors. The current members of the Compensation Committee were elected by the Board of Directors in September 1995, and consequently did not participate in decisions pertaining to compensation made prior to their joining the Board. The Committee has been authorized by the Board of Directors to set the annual salary and incentive compensation of each of the executive officers of the Company, to grant stock options to officers and key employees under the Company's option plans and to review and approve overall compensation levels and benefit plans of the Company. The full Board of Directors generally does not review the Compensation Committee's decisions relating to executive compensation except in the event that such decisions require the adoption of certain documents or specific plans.

COMPENSATION PHILOSOPHY

     The Company's executive compensation policies, as endorsed by the Compensation Committee, are designed to:

      - Attract, motivate and retain executives whom the Committee believes are critical to the long-term success of the Company;

      - Reward individual contributions to the Company's accomplishment of certain profit and operational goals;

      - Promote a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while providing a level of compensation opportunity that is competitive with companies of similar profitability, complexity and size; and

      -    Provide an opportunity to own the Company's Common
      Stock so that executives will have common interests with the Company's shareholders.

     The Compensation Committee believes that each of these factors is important to the financial performance of the Company. In implementing its executive compensation program, the Company and the Committee seek to link executive compensation directly to earnings performance and, consequently, to increases in shareholder value.

     The components of the Company's current executive compensation program are comprised of base salary, cash incentive compensation and long-term incentive awards in the form of stock option grants.

BASE SALARY AND CASH INCENTIVE COMPENSATION

     The Compensation Committee establishes the base salary and incentive compensation of the Chief Executive Officer and approves the salaries and incentive compensation of the other executive officers as recommended by the Chief Executive Officer. Base salary levels, including that of the Chief Executive Officer, are reviewed annually by the Committee and adjusted based upon competitive market factors, the level of technical skill required, and the officer's ability to contribute to the overall success of the Company's mission. Incentive compensation is based on the individual's contribution to the Company's annual performance, as measured against goals to be determined at the beginning of each fiscal year and approved by the Board. Incentive compensation generally will not exceed 50% of an individual's base salary, although senior executive officers may on occasion receive a larger portion of their total compensation through incentive compensation than from salary, thereby placing a greater percentage of their compensation at risk while more closely aligning their interests with the interests of the Company's shareholders. The Chairman, with the approval of the Compensation Committee, may authorize special incentive payments.

     In making its compensation decisions for fiscal 1997, the Compensation Committee considered individual job performance and the financial performance of the Company and did not use any predetermined formula or assign any particular weight to any specific factors in setting compensation.

     The fiscal 1997 base salary of Bryan K. Bedford, the Company's Chief Executive Officer, was determined principally on the basis of market factors. Mr. Bedford's fiscal 1997 cash incentive compensation was $135,000.

LONG-TERM INCENTIVE COMPENSATION

     The Company's stock option program is intended to strengthen the Company's ability to attract and retain key employees and to furnish additional incentives to such persons by encouraging them to become owners of Common Stock. The Committee believes that stock option grants allow executives and key employees to participate in the success of the Company and link their interests directly with those of the shareholders. If there is no price appreciation in the Company's Common Stock, option holders receive no benefit, because stock options are granted with an exercise price equal to the fair market value of the Common Stock on the day of grant. The number of stock options granted to executives, including the Chief Executive Officer, is based primarily on base salary level, the number of options previously granted, individual performance and the Company's financial performance during the year. The executive officers named in the Summary Compensation Table who received options in fiscal 1997 were granted options principally to secure their commitment to the future success of the Company.


                              Respectfully submitted,

                              THE COMPENSATION COMMITTEE

                              Donald E. Benson
                              Christopher E. Clouser
                              Raymond W. Zehr, Jr.

                        RATIFICATION OF
          SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent auditors for the Company for the year ending March
31, 1998. A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting of Shareholders. Ratification of the appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. If the shareholders do not ratify the selection of Arthur Andersen LLP, another firm of independent public accountants will be selected by the Board of Directors. Representatives of Arthur Andersen LLP will be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.


                 VOTING OF PROXIES AND EXPENSES

     The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

     The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

     Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

                     SHAREHOLDER PROPOSALS

     Shareholders wishing to present proposals for action by the shareholders at the next annual meeting must present such proposals at the principal offices of the Company not later than March 24, 1998. Due to the complexity of the respective rights of the shareholders and the Company in connection with inclusion of shareholder proposals in issuers' proxy materials, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposals be submitted by certified mail, return receipt requested.


Dated: July __, 1997

                    PRELIMINARY PROXY MATERIALS


                       MESABA HOLDINGS, INC.
                      7501 26TH AVENUE SOUTH
                   MINNEAPOLIS, MINNESOTA  55450

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned, having duly received the Notice of Annual Meeting and the Proxy Statement dated July 17, 1997, hereby appoints Bryan K. Bedford and John S. Fredericksen as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all common shares of Mesaba Holdings, Inc. held of record by the undersigned on July 1, 1997, at the annual meeting of shareholders to be held on Wednesday, August 20, 1997, at the Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, at 2:30 p.m., and at any adjournments thereof.

1.   PROPOSAL TO ELECT TWO CLASS THREE DIRECTORS, EACH FOR A
     THREE-YEAR TERM.

/  / FOR all nominees listed       /   /     WITHHOLD AUTHORITY
     below (except as marked                 to vote for all nominees
     to the contrary below)                  listed below


          Christopher E. Clouser        Robert C. Pohlad


INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL,
    WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

----------------------------------------------------------------------

2.   PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES
     OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
     OF COMMON STOCK FROM 15,000,000 TO 40,000,000.

        /  / FOR       /  / AGAINST   /  /  ABSTAIN

3.   PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1994 STOCK
     OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR
     ISSUANCE UNDER THE PLAN FROM 500,000 TO _________.

        /  / FOR       /  / AGAINST   /  /  ABSTAIN

4.   PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS FOR
     FISCAL YEAR ENDING MARCH 31, 1998.

        /  / FOR       /  / AGAINST   /  /  ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE NOMINEES FOR CLASS THREE DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4.

        Please sign exactly as name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



                                   Dated:_____________________________
                                         _____________________________
                                         _____________________________

                                   PLEASE MARK, SIGN, DATE AND
                                   RETURN THIS PROXY CARD
                                   PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.